Exhibit 99.4

GUGGENHEIM SECURITIES, LLC 330 MADISON AVENUE NEW YORK, NEW YORK 10017 GUGGENHEIMPARTNERS.COM

August 17, 2016

The Board of Directors

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, KS 66612

Re: Amendment No. 1 to Registration Statement on Form S-4 of Great Plains Energy Incorporated (“Great Plains”) (File No. 333-212513) filed on August 17, 2016 (the “Registration Statement”)

Members of the Board:

Reference is made to our opinion letter, dated May 30, 2016 (the “Opinion Letter”), relating to the proposed transaction involving Westar Energy, Inc. (“Westar”) and Great Plains.

We hereby consent to the inclusion of the Opinion Letter as Annex D to the Joint Proxy Statement/ Prospectus of Westar and Great Plains which is a part of the Registration Statement, and to the description of the Opinion Letter and the references to our name contained therein under the headings “SUMMARY— Opinion of Westar’s Financial Advisor,” “RISK FACTORS,” “THE PROPOSED MERGER—Background of the Merger,” “THE PROPOSED MERGER—Recommendations of the Westar Board and its Reasons for the Merger,” “THE PROPOSED MERGER—Opinion of Westar’s Financial Advisor” and “THE MERGER AGREEMENT—Representations and Warranties.”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GUGGENHEIM SECURITIES, LLC